Exhibit 99.01

                                  PRESS RELEASE

                             FOR RELEASE: IMMEDIATE

       CONTACT: Timothy J. Rigas, Executive Vice President (814) 274-9830
        Joann Dobbs, Manager of Corporate Media Relations (303) 267-5273


         TCI AND ADELPHIA SIGNED LETTER OF INTENT TO FORM BUFFALO REGION
                                   PARTNERSHIP


Coudersport, PA - June 6, 1997 - Tele-Communications, Inc., ("TCI") and Adelphia Communications Corporation ("Adelphia") today announced that they have signed a letter of intent to establish a partnership in which TCI will contribute its cable systems in Buffalo, New York; Erie, Pennsylvania; and Ashtabula and Lake County, Ohio, totaling 166,000 subscribers, to the partnership and Adelphia will contribute its Western New York and Lorain, Ohio systems, totaling 298,000 subscribers to the venture. Upon closing of the transaction, TCI will hold a minority interest in the partnership. Adelphia will manage the partnership and consolidate the partnership's results for financial reporting purposes. The venture will serve a total of nearly 465,000 customers in the region.

Additional terms of the agreement were not disclosed.

"This operating partnership will provide cable customers in the Buffalo region the advantages of a combined operation, including consistencies in marketing, communication, and service," said Leo J. Hindery, Jr., President and COO of TCI. "Cable television will have a more unified community presence alongside other local service providers."

Hindery continued, "We have enjoyed our relationship with Adelphia as partners in another venture and look


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forward to working with them on a broader basis.  We believe that our systems in this region combined with theirs create a vibrant and attractive mix of assets."

"We look forward to continuing to work with TCI to form one of the premier cable operations in the country," said John J. Rigas, Chairman and CEO of Adelphia. "Combining TCI's preeminence in the cable television industry with Adelphia's strong local presence and operational capability in Western New York will allow us to accomplish this goal."

Tele-Communications, Inc. is traded through the TCI Group and the Liberty Media Group common stocks. TCI is traded on the Nasdaq National Market with Series A and Series B TCI Group Common Stock, under the symbols of TCOMA and TCOMB, respectively. Liberty Media Group is traded on the Nasdaq National market with Series A and Series B Common Stock, under the symbols of LBTYA and LBTYB, respectively. Tele-Communications International, Inc., which is traded under the symbol TINTA, is attributed to the TCI Group. TCI Communications, Inc., the Company's domestic communications subsidiary, trades its Cumulative Exchangeable Preferred Stock, Series A on the Nasdaq National Market under the symbol TCICP, its Trust Originated Preferred Securities ("TOPrSsm") on the New York Stock Exchange under the symbol TFI/pr and its trust preferred securities on the New York Stock Exchange under the symbols TFII and TFIV.

Adelphia is traded on the Nasdaq National Market with Common Stock under the symbol ADLAC.



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